                                                                   Exhibit 10(n)
                                        Month date, 1998


--------------------------

--------------------------

--------------------------

Dear                     :
     --------------------

     [This letter agreement supersedes and replaces in its entirety our letter agreement of [date] with you relating to severance in the event of a Change in Control of Olin Corporation.]*

     1. This agreement shall be binding immediately upon its execution and delivery, but it shall not be operative unless and until there has been a Change in Control of Olin Corporation ("Olin"), as defined below. In the event that this agreement shall not have become operative by September 30, 2002, it shall not thereafter become operative or be of any force or effect, notwithstanding the occurrence of a Change in Control, unless the Board of Directors of Olin shall have taken action expressly to reapprove this agreement.

     2.  For purposes of this agreement, the following definitions apply:

     (a)  "Change in Control" means:

           (i) Olin ceases to be, directly or indirectly, owned by at least 1,000 stockholders;


          (ii) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), other than Olin, a majority-owned subsidiary of Olin or an employee benefit plan (or the plan's related trust) of Olin or such subsidiary, become(s) the "beneficial owner" (as defined in Rule 13d-3 under the Act) of 20% or more of the outstanding voting stock of Olin;

         (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute Olin's Board of Directors (together with any new Director whose election by Olin's Board of Directors or whose nomination for election by Olin's stockholders, was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Directors then in office; or

          (iv) all or substantially all of the business of Olin is disposed of pursuant to a merger, consolidation or other transaction in which Olin is not the surviving corporation or Olin combines with another company and is the surviving corporation (unless the shareholders of Olin immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Company or
               (y) the combined company).

     (b) "Cause" means your willful and continued failure to substantially perform your duties; your willful engaging in gross misconduct significantly and demonstrably financially injurious to Olin; or your willful misconduct in the course of your employment which is a felony or fraud. No act or failure to act on your part will be considered "willful" unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Olin or not opposed to the interests of Olin.

     (c) "Olin" includes except for purposes of paragraph 2(a)(iv) above, a successor of Olin Corporation (whether direct or indirect) by purchase, merger, consolidation or otherwise.

     (d)  "Termination" means if:

          (i) Within 18 months following a Change in Control, you are discharged by Olin (or any of its subsidiaries) other than for Cause;

         (ii) You terminate your employment within 24 months following a Change in Control in the event that:

              (1) Olin requires you to relocate your then office to an area which is not within reasonable commuting distance, on a daily basis, from your then residence, except the requirement to relocate your office to Olin's current corporate headquarters located in Norwalk, Connecticut, is not a basis for Termination if (a) in the transfer to Norwalk, Olin reimburses you fully for all your relocation costs consistent with its past practice in effect prior to a Change in Control and (b) you are not age 55 or older with at least ten years of creditable service under an Olin retirement plan at the time of the required relocation;

               (2) Olin reduces your base salary or fails to increase your base salary on a basis consistent (as to frequency and amount) with Olin's exempt salary system as in effect immediately prior to the Change in Control;

               (3) Olin fails to continue your participation in its benefit plans (including incentive compensation and stock options) on substantially the same basis, both in terms of the amount of the benefits provided (other than due to Olin's or a relevant operation's financial or stock price performance provided such performance is a relevant criterion under such plan) and the level of your participation relative to other participants as exists on the date hereof; provided that, with respect to annual and long term incentive compensation plans, the basis with which your amount of benefits and level of participation shall be compared shall be the average benefit awarded to you under the relevant plan during the three years immediately preceding the date of Termination;

               (4) Your duties, position or reporting responsibilities are diminished.

3. (a) In the event your Termination, Olin will pay you an amount ("Special Severance") equal to the sum of:


         (i) 12 months' salary at the higher of your base rate of salary in effect at Olin (or any subsidiary thereof) immediately prior to the Change in Control or on the date of Termination; plus

        (ii) an amount equal to the greater of (a) the average of your bonus awards actually paid (including zero if nothing was paid or deferred but including any portion thereof that you elected to defer) under the annual cash incentive compensation plans for the three calendar years immediately preceding the year in which Termination occurs (or the average thereof of such shorter period in which you participated in such plans if you participated for less than three years), or (b) your standard annual cash incentive award for the year in which Termination occurs.

     (b) During the 12-month period following your Termination, you and your dependents shall continue to be entitled to coverage under the medical and dental insurance plans of Olin, and you shall continue to be entitled to coverage under the life insurance plans (other than travel/accident) of Olin, in which you participated prior to Termination on a basis no less favorable than in effect immediately prior to the Change in Control.

     (c) Payment of Special Severance will be made to you (i) over a twelve month period in equal monthly installments commencing with the first day of the month following the month in which your Termination occurs or (ii) at your election, within 30 days of the date of your Termination in a lump sum equal to the sum of the monthly payments referred to in clause (i) ("Annual Sum") less an amount equal to the Annual Sum multiplied by the six-month U.S. Treasury bill rate in effect on the date of Termination; provided, however, the amount of the Special Severance paid hereunder shall be applied to reduce whatever cash severance payments, if any, to which you are entitled under the applicable severance policy of Olin or under any special severance arrangements which may have been entered into by you with Olin with respect to termination of your Olin employment.

     (d) Nothing in this Agreement shall be deemed to limit any provision of the Performance Unit Plan, EVA Incentive Plan, Olin 1991 Long Term Incentive Plan, any stock option plan or other employee benefit plan of Olin which may apply in the event of a Change in Control.

     (e) You shall accrue no vacation following the date of Termination but shall be entitled to payment for accrued and unused vacation for the then current calendar year within 30 days of Termination.

     (f) You shall not be entitled to an ICP award for the calendar year of Termination if Termination occurs during the first calendar quarter. If

         Termination occurs during or after the second calendar quarter, you shall be entitled to prorated ICP award for the calendar year of Termination which shall be determined by multiplying your then current ICP standard by a fraction the numerator of which is the number of weeks elapsed in the calendar year prior to the Termination and the denominator of which is 52. You shall accrue no ICP award during the 12 months following the date of Termination. For purposes of this paragraph, "ICP" shall mean the annual cash incentive plan or program in effect at the time of Termination.

     4. The amount of payments provided for in this agreement shall not be reduced by the amount of compensation, if any, which you may receive from a third party following your Termination.

     5. In the event that after a Change in Control your operating unit is to be sold and you are to be transferred to the purchaser of such operating unit, and your prospective new employer will not agree to assume this agreement in its entirety, then you shall be entitled to terminate your employment with Olin prior to the sale and receive from Olin the payments contemplated by paragraph 3 above, unless Olin shall have agreed to pay you the difference between the amount of such payments your prospective new employer is prepared to assume and the amount payable hereunder.

     6.  Anything in this agreement to the contrary notwithstanding:

         (a) In the event that you cease to be employed by Olin for any reason, whether at your election or that of Olin, prior to a Change in Control, this agreement shall not thereafter become operative or be of any force or effect notwithstanding the subsequent occurrence of a Change in Control.

     7.  No Employment Rights.  This Agreement shall not be deemed to confer
         --------------------
upon you a right to continued employment with Olin.

     8.  Disputes/Arbitration.
         --------------------

     (a) Any dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration at Olin's corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid during the pendency of any dispute or controversy arising under or in connection with this agreement.

     (b) Olin shall pay as they become due all reasonable legal fees and expenses which you may incur to enforce this agreement unless you had no reasonable basis for the claim.

         Should Olin dispute your entitlement to such fees and expenses, the burden of proof shall be on Olin to establish that you had no reasonable basis for the claim.

                                     Very truly yours,

                                     OLIN CORPORATION


                                     By:
                                         ----------------------------
                                         Donald W. Griffin
                                         Chairman of the Board, President
                                         and Chief Executive Officer
Agreed:


--------------------------
Signature


--------------------------
Please Print Name

*To be used if employee has a previous Tier II Agreement which has not expired.